Exhibit 99.1
BILL HOLDINGS, INC.
SELECT HISTORICAL REVENUE AND COST INFORMATION
(Unaudited, in thousands)
Change in Accounting Principle
Effective July 1, 2026, BILL Holdings, Inc. (“we,” “us,” or “our”) voluntarily changed our accounting principle related to the presentation of rewards paid to spending businesses using our BILL Spend and Expense card products. Previously, we classified rewards as sales and marketing expenses within operating expenses. Under the new accounting principle, these rewards are classified as a reduction of revenue within subscription and transaction fees. Beginning with the fiscal quarter ended September 30, 2026, our financial information will reflect the impact of the change in accounting principle, with prior periods retrospectively adjusted.
We believe this change better reflects the economic substance of our BILL Spend and Expense card rewards program and aligns our financial reporting with the financial information used internally by us. Furthermore, the net presentation aligns our financial reporting with prevalent industry practice, enhancing comparability for investors and analysts. This change in classification has no impact on the operating income, net income/(loss), net income/(loss) per share, balance sheet, or cash flows for any period presented. The tables below reflect the effects of the accounting principle change to revenue, gross profit and operating expenses for each of the eight quarters in fiscal years 2025 and 2026.

	Three months ended September 30, 2024			Three months ended December 31, 2024			Three months ended March 31, 2025			Three months ended June 30, 2025
	As previously reported	Effect of change	As adjusted	As previously reported	Effect of change	As adjusted	As previously reported	Effect of change	As adjusted	As previously reported	Effect of change	As adjusted
Revenue:
Subscription and transaction fees	$314,943	$(62,064)	$252,879	$319,616	$(64,748)	$254,868	$320,298	$(68,359)	$251,939	$345,947	$(76,819)	$269,128
Total revenue	358,450	(62,064)	296,386	362,554	(64,748)	297,806	358,217	(68,359)	289,858	383,349	(76,819)	306,530
Gross profit	293,754	(62,064)	231,690	295,946	(64,748)	231,198	291,005	(68,359)	222,646	309,761	(76,819)	232,942
Operating expenses:
Sales and marketing	126,322	(62,064)	64,258	132,534	(64,748)	67,786	136,758	(68,359)	68,399	148,097	(76,819)	71,278
Total operating expenses	$301,452	$(62,064)	$239,388	$317,656	$(64,748)	$252,908	$319,951	$(68,359)	$251,592	$332,010	$(76,819)	$255,191

	Three months ended September 30, 2025			Three months ended December 31, 2025			Three months ended March 31, 2026			Three months ended June 30, 2026
	As previously reported	Effect of change	As adjusted	As previously reported	Effect of change	As adjusted	As previously reported	Effect of change	As adjusted	As previously reported	Effect of change	As adjusted
Revenue:
Subscription and transaction fees	$358,005	$(81,291)	$276,714	$375,128	$(87,031)	$288,097	$371,134	$(85,279)	$285,855	$400,482	$(94,004)	$306,478
Total revenue	395,741	(81,291)	314,450	414,671	(87,031)	327,640	406,563	(85,279)	321,284	436,186	(94,004)	342,182
Gross profit	318,738	(81,291)	237,447	331,083	(87,031)	244,052	331,855	(85,279)	246,576	356,191	(94,004)	262,187
Operating expenses:
Sales and marketing	149,216	(81,291)	67,925	155,439	(87,031)	68,408	153,226	(85,279)	67,947	158,331	(94,004)	64,327
Total operating expenses	$339,457	$(81,291)	$258,166	$349,159	$(87,031)	$262,128	$332,254	$(85,279)	$246,975	$390,443	$(94,004)	$296,439